TLC The Laser Center Inc.

                       SHARE FOR SHARE EXCHANGE AGREEMENT

      THIS AGREEMENT is made and entered into as of December 15, 1996;

B E T W E E N:

            TLC The Laser Center Inc., a corporation incorporated under the laws of the Province of Ontario
            (hereinafter referred to as "TLC")

                                                              OF THE FIRST PART,

                                     - and -

            20/20 Laser Centers, Inc., a corporation incorporated pursuant to the laws of the State of Maryland
            (hereinafter referred to as "20/20")

                                                             OF THE SECOND PART,

                                     - and -

            Gary F. Jonas, Charles Citrin, M.D., Warren Rustand, Mark Speaker, M.D., J. James Thimons, O.D., Michael Kane, Michael Solomon (individually and as Trustee of Goldstein Family Trust), Elizabeth
            A. Karmin, Eric J. Hatch, Greg P. Cofoid, and Corinne
            Kuypers-Denlinger (hereinafter referred to as the "Insiders")

                                                              OF THE THIRD PART.

                              W I T N E S S E T H:

            WHEREAS Company is engaged in the business of developing and operating medical practices in the United States of America in which physicians use excimer lasers to correct refractive vision disorders such as nearsightedness and astigmatism (the "Business");

            AND WHEREAS TLC is engaged in the business of developing and operating medical practices in North America in which physicians use excimer lasers to correct refractive vision disorders such as nearsightedness and astigmatism and desires to acquire Company through a tax-free exchange of the stock of 20/20 solely for voting stock of TLC pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").
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            AND WHEREAS the Insiders have agreed to deliver their shares in
20/20 commensurate with the execution and delivery of this Agreement, together with the form of proxy evidencing an affirmative vote in favour of the Exchange (as hereinafter defined);

            NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                 INTERPRETATION

1.1 Definitions

      In this Agreement, unless something in the subject matter or context is inconsistent therewith:

      (a) "Agreement" means this agreement, the schedules, exhibits and all amendments made hereto by written agreement between the parties;

      (b)   "Balance Sheet of 20/20" has the meaning set out in Section 3.4;

      (c)   "Balance Sheet of TLC" has the meaning set out in Section 4.5;

      (d)   "Business" has the meaning set forth in the first recital;

      (e) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Ontario or in the State of Maryland;

      (f)   "Closing" has the meaning set forth in Section 2.2 below;

      (g)   "Closing Date" has the meaning set forth in Section 2.2 below;

      (h)   "Code" means the Internal Revenue Code of 1986, as amended;
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                                       3


      (i)   "Company" means 20/20 and each of the Subsidiaries;

      (j)   "Company Share" means a share of the voting common stock of 20/20;

      (k) "Effective Time" means the time as of which the Exchange (as hereinafter defined) is effective which, for purposes of this Agreement, is intended to be, and may be used interchangeably with, the Closing Date;

      (l)   "Exchange" has the meaning set out in Section 2.1(b);

      (m) "Insiders" means Gary F. Jonas, Charles Citrin, M.D., Warren Rustand, Mark Speaker, M.D., J. James Thimons, O.D., Michael Kane, Michael Solomon (individually and as Trustee of Goldstein Family Trust), Elizabeth A. Karmin, Eric J. Hatch, Greg P. Cofoid, and Corinne Kuypers-Denlinger.

      (n) "Interim Consolidated Financial Statements of TLC" has the meaning set out in Section 4.5;

      (o) "Prospectus" means the prospectus of TLC dated September 24, 1996 relating to the offering of 3.5 million common shares of TLC;

      (p)   "Purchase Price" has the meaning set out in Section 2.1(a);

      (q)   "Shareholders" means all of the holders of the Company Shares;

      (r) "Subsidiaries" means collectively 20/20 Laser Services (DC Metro), LLC, 20/20 Laser Services (South Florida), LLP, 20/20 Laser Services (Philadelphia Metro), LLP, 20/20 Laser Services (NY Metro I), LLC, 20/20 Laser Services (NY Metro II), LLC and 20/20 Laser Services (Manhattan), LLC;

      (s)   "Threshold" has the meaning set out in Section 2.1(a);

      (t)   "TLC Share" means a voting common share without par value of TLC;

      (u)   "20/20 Financial Statements" has the meaning set out in Section 3.4;
            and
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                                       4


      (v)   "20/20 Financial Statements Date" means October 31, 1996..

1.2 Headings

      The division of this Agreement into Articles and Sections and the insertion of heading are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms of "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3 Extended Meanings

      In this Agreement, words importing the singular number shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.4 Accounting Principles

      Whenever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time adopted by the American Institute of Certified Public Accountants, or any successor institute in the case of the Company, and the Canadian Institute of Chartered Accountants, or any successor institute in the case of TLC, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.
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                                       5


1.5 Exhibits

      The following are the Exhibits annexed hereto and incorporated by reference and deemed to be part hereof:

                  Exhibit 1   -     Form of Legal Opinion of Proskauer Rose
                                    Goetz & Mendelsohn LLP, respecting 20/20
                                    Compliance with Health Care Statutes;
                  Exhibit 2   -     [Intentionally Deleted];
                  Exhibit 3   -     Form of Legal Opinion of Tory Tory
                                    DesLauriers & Binnington and/or Arent Fox
                                    Kintner Plotkin & Kahn respecting TLC
                                    Corporate Matters;
                  Exhibit 4   -     Form of Holdback Agreement;
                  Exhibit 5   -     Form of Executive Officer Employment
                                    Agreement for 20/20;
                  Exhibit 6   -     Form of Shareholders' Certification; and
                  Exhibit 7   -     Form of Insiders' Transmittal Letter; and
                  Exhibit 8         Form of Registration Rights Agreement.
                  Exhibit 9   -     Form of Amended Loan Documents for Advance

1.6 Schedules

      The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

                  Schedule 3.1    -     List of Company Shareholders;
                  Schedule 3.3    -     List of Options and Warrants;
                  Schedule 3.6    -     List of Title to Properties;
                                        Encumbrances;
                  Schedule 3.7    -     List of Leases;
                  Schedule 3.8    -     List of Fixed Assets;
                  Schedule 3.9    -     List of Material Contracts;
                  Schedule 3.10   -     List of Restrictive Documents;
                  Schedule 3.11   -     List of Litigation Proceedings;
                  Schedule 3.12   -     Taxes
                  Schedule 3.14   -     List of Insurance Policies;
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                                       6


                  Schedule 3.15   -     List of Intellectual Property;
                  Schedule 3.19   -     List of Employees, Length of Service,
                                        and Compensation and Benefit Plans;
                  Schedule 3.20   -     List of Environmental Claims;
                  Schedule 3.22   -     List of Bank Accounts, Powers of
                                        Attorney and Related Party Contracts;
                  Schedule 3.24   -     Miscellaneous Disclosures
                  Schedule 3.28   -     Subsidiaries
                  Schedule 4.7    -     List of TLC Restrictive Documents;
                  Schedule 4.8    -     List of TLC Litigation Proceedings; and
                  Schedule 7.1    -     Stock Options.

                                  ARTICLE II

                    THE  EXCHANGE AND RELATED TRANSACTIONS

2.1 The Exchange

      (a) TLC offers to purchase from the Shareholders and the Insiders all of the Company Shares upon and subject to the terms and conditions hereof; provided however that this offer shall be contingent upon the Shareholders and the Insiders of the Company selling in the aggregate at least 80% of the Company Shares computed on a fully diluted basis (the "Threshold");

      (b) The purchase price to be paid for the Company Shares (the "Purchase Price") shall be paid and satisfied by the allotment, issuance and delivery to the Shareholders and Insiders of .37517 TLC Shares for each Company Share (the "Exchange Ratio") or by the vesting of certain Stock Options in the TLC Share Option Plan pursuant to the provisions of Section 7.1 hereof. After making the calculation of the Exchange Ratio for each Shareholder or Optionee (as defined in
            Section 7.1 hereof), any fraction of .50 and above shall be rounded up to the next whole TLC Share, and any fraction below .50 shall be rounded down so that no fractional TLC Shares are issued. Subject to the terms and conditions of this Agreement, the Shareholders and Insiders shall surrender all of their Shares to TLC in exchange solely for TLC Shares at the Effective Time (the "Exchange").
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                                       7


      (c) TLC hereby agrees that the amount of the Purchase Price shall be added to the stated capital applicable to the common shares issued by TLC.

2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Arent Fox Kintner Plotkin & Kahn, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036-5339 following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, commencing at 9:00 a.m., local time, on January 31, 1997 or such other date the parties may mutually determine (the "Closing Date").

2.3 Actions at the Closing. At the Closing, (i) Shareholders and the Company will deliver to TLC the various certificates, instruments, and documents referred to in Article VII below; and (ii) TLC will deliver to the Company various certificates, instruments and documents referred to in Article VIII below or as may be required pursuant to the General Corporation Law of Maryland.

                                   ARTICLE III

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                           OF THE COMPANY AND INSIDERS

3.0 Representations of the Company and Insiders. The Company and Insiders, jointly and severally, if applicable, except as otherwise indicated, represent, warrant and agree as follows:

3.1 Ownership of Company Shares. The Shareholders and Insiders are the lawful record owners of all of the outstanding Company Shares and with respect to the Insiders only, their Shares are free and clear of all liens, encumbrances, restrictions and claims of every kind; the Insiders have the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; the Exchange will result in the transfer to TLC of valid title to the Company Shares owned by the Insiders, free and clear of all liens, encumbrances, restrictions and claims of every kind. According to the books and records of the Company, the numbers of shares owned by each Shareholder is listed on Schedule 3.1. Attached hereto as Exhibit 6 is a copy of the Shareholders' Certification which TLC may rely upon to be made by each Shareholder as to his/her/its ownership of their respective Company Shares. The
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Company or the Insiders have not received any notice of any pledge, lien or other encumbrance of any of the Company Shares except as described in Schedule 3.1.

3.2 Existence; Good Standing; Corporate Authority and Authorization. 20/20 is a corporation duly organized, validly existing and in good standing under its jurisdiction of incorporation or organization. Each of the Subsidiaries is a limited partnership or limited liability company duly organized, validly existing and in good standing under its jurisdiction of organization. 20/20 and each of the Subsidiaries is qualified to do business and is in good standing in all other jurisdictions in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary. 20/20 has the power and authority to own its property and to carry on its business as now being conducted. 20/20 has the full power and authority to enter into and perform this Agreement. Compliance with the terms and conditions hereof by 20/20 will not (i) violate or conflict with any provision of the articles of incorporation, other constating documents of 20/20 or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restrictions of any government, governmental agency or court to which the Company or any of its property or assets is subject, or (ii) result in the breach or termination of any provision of, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or constitute a breach or default under any note, bond, indenture, lease, agreement or other instrument or obligation to which the Company is a party or by which any of the properties or assets of the Company may be subject, bound or affected. No authorization, consent or approval of any public body or authority is necessary to the validity of the transactions contemplated by this Agreement. Except for the tender of Company Shares by the Shareholders pursuant to Article V, all necessary approvals of the parties under any contracts, commitments or understandings to which the Company is a party or any other person required to permit the consummation on the part of the Company of the transactions contemplated in this Agreement have been or will be obtained by the Company or the Insiders on or before the Closing Date. Except for the tender of Company Shares by the Shareholders pursuant to Article V, neither the Company nor any Insider is otherwise a party to any contract or subject to any other legal restriction that would prevent or restrict complete fulfillment by the Company or the Insiders of all of the terms and conditions of this Agreement or compliance with any of the Company's or the Insiders' obligations under it. Except for the tender of Company Shares by the Shareholders pursuant to Article V, the Company has taken all necessary corporate actions to authorize and approve the execution, delivery and performance of this Agreement (including approval by the Board of Directors of the Company). This Agreement constitutes a legal, valid and binding obligation of the Company and the Insiders, enforceable against the Company and
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                                       9


the Insiders in accordance with its terms.

3.3 Capital Stock and Exclusive Dealing.

(a) 20/20 has an authorized capitalization consisting of Twenty Million (20,000,000) shares of voting common stock, par value $.01 per share, of which 11,105,301 shares have been issued and outstanding to the Shareholders and the Insiders, collectively. The Insider's Shares represent42%of the total issued and outstanding Shares. All such shares have been duly authorized; are validly issued; and, are fully paid and nonassessable. There are no other shares of stock of 20/20 issued and outstanding. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of 20/20 except as set out on
Schedule 3.3.

(b) Neither the Company nor the Insiders is engaged in any discussions or negotiations for the purchase or sale of any shares of the Company Shares or treasury shares except in connection with the transactions described herein.

3.4 Financial Statements. The Company has furnished TLC with the consolidated balance sheets of the Company for the annual fiscal periods ended December 31, 1994 and December 31, 1995, and the ten (10) month interim period ended October 31, 1996 (the "Balance Sheet of 20/20") and the related consolidated statements of income, shareholder's equity and changes in financial position for the periods then ended (hereinafter collectively referred to as the "20/20 Financial Statements"). The 20/20 Financial Statements have not been audited (except for the audit conducted by representatives of TLC as referenced below), and have been prepared by the Company. All such 20/20 Financial Statements are fairly presented in accordance with generally accepted accounting principles consistently followed according to past practice throughout the periods indicated. The Balance Sheet of 20/20 presents fairly the financial position of the Company at the dates thereof and, except as indicated therein, reflects in accordance with generally accepted accounting principles claims against and debts and liabilities of the Company, fixed or contingent, as at the dates thereof, and the related consolidated statements of income, shareholder's equity and changes in financial position fairly presents the results of the operations of the Company and its Subsidiaries and the changes in the financial position for the periods indicated. The 20/20 Financial Statements have been audited by representatives of TLC.

3.5 Books and Records. The corporate records and minute books of the Company, as made
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                                       10


available to TLC and its representatives prior to the Closing Date, contain complete and accurate records of all official meetings of and official corporate actions or written consents by the respective shareholders and Board of Directors of the Company and such meetings were duly held. The share certificate books, registers of Shareholders, registers of transfers and registers of directors are complete and accurate. The Company does not have any of its corporate and financial records, systems, controls, data or information (other than patient outcomes data) recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

3.6 Title to Properties; Encumbrances. Except as set forth in Schedule 3.6 attached hereto and made a part hereof and except for properties and assets reflected in the Balance Sheet of 20/20 or acquired since the 20/20 Financial Statement Date or which have been sold or otherwise disposed of in the ordinary course of business, the Company has good, valid and merchantable title to (a) all its properties and assets (personal, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet of 20/20, except as indicated in the notes thereto, and (b) all the properties and assets purchased by the Company since the 20/20 Financial Statements Date; in each case, each such property is subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the Balance Sheet of 20/20, (ii) purchase money liens, (iii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, or otherwise impair the marketability of the title or affect the use of such property by the Company in the operation of its business and (iv) liens for current taxes, assessments or governmental charges or levies on property not yet due and not delinquent.

3.7 Leases. Schedule 3.7 attached hereto and made a part hereof contains an accurate and complete list (including the location of an executed copy thereof) of all leases to which the Company is a party as lessee or lessor. Each lease set forth in Schedule 3.7 is in full force and effect. All rents and additional rents (except as set forth on Schedule 3.7) due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and (except as set forth on Schedule 3.7) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and (except as set forth on Schedule 3.7) there exists no event of default or event, occurrence, condition or act (including the execution and delivery of
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this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. Except as set forth on Schedule 3.7, the Company has not knowingly violated or been given notice of violation of any of the terms or conditions under any such lease in any material respect, and to the best knowledge, information and belief of the Company and Insiders, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by the Company is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used except for minor repairs which may be necessary in the ordinary course of business.

3.8 Fixed Assets. Schedule 3.8 attached hereto and made a part hereof sets forth a true, correct and complete description and location of each material item of equipment, furniture, fixtures, and other items of tangible personal property owned or leased by the Company and used in or useful or pertaining to the Business or the operation thereof, including, without limitation, the excimer lasers used at the Company's medical practice sites, whether or not reflected on the books of the Company or in the possession of the Company and whether or not presently in use.

3.9 Material Contracts. Except as set forth in Schedule 3.9 attached hereto and made a part hereof, the Company is not now bound by (a) any agreement, contract or commitment relating to the employment of any person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,
(c) any agreement contract or commitment relating to capital expenditures, (d) any loan or advance to, or investment in, any other person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of Shareholders, or any other person or company (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (f) any management service, consulting or any other similar type contract, (g) any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other person, (h) any agreement, contract or commitment of the Company which involves the payment in the aggregate of Twenty-Five Thousand and No/100 Dollars U.S. ($25,000.00) or more. Each contract or agreement set forth in Schedule 3.9 is in full force and effect and to the best knowledge and belief of the Insiders and the Company (except for the matters disclosed on Schedule 3.7 hereof) there exists no default or event of default or event, occurrence, condition or act (including the execution and delivery of this Agreement) which, with
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                                       12


the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Except for the matters disclosed on Schedule 3.7 hereof, the Company has not knowingly violated or been given notice of a violation of any of the terms or conditions of any contract or agreement set forth in Schedule 3.9 in any material respect, and, to the best knowledge, information and belief of the Company and Insiders, all of the covenants to be performed by any other party thereto have been fully performed.

3.10 Restrictive Documents. Except as set forth in Schedule 3.10 attached hereto and made a part hereof, the Company is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which materially adversely affects the business practices, operations or condition of the Company or any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement or the continued operation of the Company's business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Company to acquire any property or conduct business in any area.

3.11 Litigation. Except as set forth in Schedule 3.11 attached hereto and made a part hereof, there is no action, suit, or proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of the Company or Insiders; any investigation by) any governmental or other instrumentality or agency, pending, or to the best knowledge, information and belief of the Company or Insiders, threatened, against or affecting the Company or any of its properties or rights which could materially and adversely affect the right or ability of the Company to carry on its business as now conducted, or which could materially and adversely affect the condition, whether financial or otherwise, or properties of the Company that would not otherwise be covered by adequate insurance. Except as set forth on Schedule 3.11, the Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse effect on any of its operations, business practices or on its ability to acquire any property or conduct business in any area.

3.12 Taxes. (a) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) (including, without limitation, federal, state, city, county, local, foreign, or other income, franchise, capital, withholding, real or tangible property, employment, unemployment compensation, transfer, sales, use, excise and all other taxes of any
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                                       13


kind) imposed by the United States or any state, city, county, country or foreign government or subdivision or agency thereof, whether disputed or not, and (ii) "Transaction" means any one or more transactions, acts, events, or omissions of whatsoever nature.

(b) The Company has filed on a timely basis all returns and reports, including all estimated returns and reports of every kind, and have timely given all notices, in respect of Taxes required to be filed or given under applicable law within the applicable statute of limitations period. Such returns, reports and notices are complete and accurate in all material respects. All Taxes shown on such returns or reports have been, and all Taxes subsequently assessed with respect to the periods and or Transactions to which such returns or reports relate have been or will be, timely, and fully paid except for amounts that the Company is contesting in good faith, as set forth in Schedule 3.12. Except as set forth in Schedule 3.12, no extensions of time to file such reports or returns or waivers of statutes of limitation have been granted. The provisions in the 20/20 Financial Statements for Taxes currently payable are adequate in all material respects to provide for such Taxes for which the Company may be liable in respect of periods or Transactions through the dates thereof. The Company has not recorded any deferred taxes in the 20/20 Financial Statements. The federal income taxes of the Company have not been examined by the Internal Revenue Service (the "IRS"). To the best knowledge of the Company and the Insiders, no fact or condition exists relating to any past or present Transaction, except as set forth in Schedule 3.12, which, if known to any tax authority having jurisdiction, would likely result in a successful challenge by such authority of the treatment or omission of such factor or condition on any tax return, report or notice of the Company. The Company has made all payments of estimated Taxes required to be made under the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and any comparable provisions of state, local or foreign law. All such amounts that are required to be remitted to any taxing authority have been duly remitted, except for such amounts as the Company is contesting in good faith as set forth in Schedule 3.12. Except as set forth in Schedule 3.12, there is no pending nor, to the best of the Company's knowledge, threatened or contemplated action, audit, proceeding or investigation for the assessment or collection of Taxes of the Company. Except as set forth in
Schedule 3.12, there are no requests for rulings, outstanding subpoenas or requests for information with respect to Taxes of the Company, proposed reassessments of any property owned or leased by the Company, or similar matters pending with respect to any taxing authority. Except as set forth in Schedule 3.12, no power of attorney has been granted by the Company with respect to any matter relating to Taxes which is currently in force. Any adjustment of Taxes of the Company made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been reported and any additional amount due with respect
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                                       14


thereto has been paid except for amounts that the Company is contesting in good faith, as set forth in Schedule 3.12.

(c) The Company has not received any material revenue agent's reports, or other material written assertions of deficiencies or other liabilities for Taxes, with respect to past records for which the limitations period has not run.

No power of attorney granted by the Company with respect to any taxes is currently in force and the Company is not a party to any agreement for the allocation or sharing of taxes, and the Company has never been a member of any affiliated group tax return, and the Company has no liability for the taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). The Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, and it is not a party to any agreement, contract or arrangement that could result, on account of the transactions contemplated by this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

All monies required to be withheld from employees of the Company for income taxes, social security and unemployment insurance taxes have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established and the Company has otherwise complied in all material respects with applicable laws, rules, and regulations relating to tax withholding and remittance from employees.

The Company is not a "United States Real Property Holding Corporation" as defined in Section 897 of the Code.

The term "return" or "tax return" shall include any return declaration, report, estimate, information return and statement required to be filed with or supplied to any taxing authority in connection with any Taxes.

3.13 Liabilities. The Company has no material outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Balance Sheet of 20/20 other than liabilities incurred subsequent to the 20/20 Financial Statement Date in the ordinary course of business not involving borrowings by the Company or as may have been disclosed in Schedules attached hereto or otherwise disclosed and consented to by TLC. Neither the Company nor Insiders knows of any default in respect to the terms or conditions of any indebtedness for which it may be obligated on, whether directly, indirectly or as endorser or guarantor. The Company and Insiders represent and warrant that they have not received any notice, verbal or otherwise, that any of the holders and payees of any and all such liabilities, material or otherwise, intend to accelerate or demand payment from the Company of any such liabilities as a result of the consummation of the transactions herein described.

3.14 Insurance. Schedule 3.14 attached hereto and made a part hereof, sets out a summary of the risk insured against and amount of coverage for all insurance policies which the Company maintains with respect to its Business, properties or employees. All such policies are in full force and effect and there currently exists no right of termination on the part of the insurance carriers as a result of any prior default on the part of the Company. Such policies, with respect to their amounts and types of coverage, are believed to be adequate to insure against material risks to which the Company and its property and assets are normally exposed in the operation of its business. Since the 20/20 Financial Statement Date there has not been any material adverse change in the Company's relationship with its insurers or in the premiums payable pursuant to such policies. The Company has no reason to believe that the insurance policies in
Section 3.14 will not be renewed or will only be renewed on the basis that there will be a material increase in the premium payable thereon.

3.15 Intellectual Properties. For the purposes of this Section 3.15, "Intellectual Property" means any and all right, title and interest of the Company in and to: patents, registered or unregistered tradenames, trademarks and servicemarks and registered or unregistered copyrights and applications therefor; trade secrets, customer lists, methodologies, proprietary development and marketing information and know-how, inventions, inventors' notes, drawings, and designs associated with any of the foregoing, relating to the business of the Company. Schedule 3.15 contains a complete list of all tradenames, trademarks, and servicemarks that are registered or applications for which have applications for registration have been filed with the Patent and Trademark Office, and a list of all materials which have been filed with the Copyright Office for copyright protection.

      (a) The Company has full and exclusive right, title and interest in and to the Intellectual Property, free and clear of all claims, liens, encumbrances, licenses and other interest, except for those specifically disclosed on Schedule 3.15, and the Company has no obligation to any other person or entity with respect to the Intellectual Property, except as disclosed in Schedule 3.15. The Company has the right to bring actions for infringement of the Intellectual Property, and none of the Intellectual Property infringes the rights of any other person except with respect to outstanding litigation disclosed in Schedule 3.11.

      (b) Schedule 3.15 accurately identifies all rights, licensed to the Company by third parties, the ownership as well as the registered or unregistered status of all the foregoing being separately stated. The Intellectual Property is adequate for the conduct of the business of the Company. Services provided by the Company do not infringe the rights owned by any other person or entity. No holder of any equity security, director, officer or employee of the Company owns, directly or indirectly, any interest in (i) any Intellectual Property, or (ii) any other rights which infringe upon, conflict with, or relate to any Intellectual Property which may supplement, substitute for or compete with any of rights now used by the Company.

3.16 Compliance with Laws. The Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees of each and every jurisdiction in which the Company is doing business, including applicable Federal and State laws and regulations, the violation of which would have a material adverse effect on the Company.

3.17 Accounts and Notes Receivable. To the best knowledge of the Company and the Insiders, the amount of accounts and notes receivable, unbilled invoices and other debts (collectively the "accounts receivable") due or recorded in the records and books of account of the Company as being due to the Company on the 20/20 Financial Statement Date less the amount reserved for bad debts in the 20/20 Financial Statements, are a reasonable estimate of the collectible portion of the accounts receivable. There has been no material adverse change since the 20/20 Financial Statement Date in the amount of accounts receivable or other debts due the Company or the allowances with respect thereto, or accounts payable of the Company, from that reflected in the Consolidated Balance Sheet of 20/20.

3.18 Employment Relations. Except as set forth on Schedule 3.11, (a) the Company is in compliance in all material respects with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labour practice which would have a material adverse effect on the Company; (b) no unfair labour practice complaint against the Company is pending before the National Labour Relations Board; (c) there is no labour strike, dispute, slow down or stoppage actually pending or, to the best knowledge and belief of the Company and the Insiders, threatened against or involving the Company; (d) no representation question exists respecting the employees of the Company; (e) no grievance which might have a material adverse effect upon the Company or the conduct of its business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; (f) no collective bargaining agreement is in effect or currently being negotiated by the Company; and (g) the Company has not experienced any material labour difficulty since the Company's inception. There has not been, and to the best knowledge and information of Insiders, there will not be, any material adverse change in relations with employees of the Company as a result of any announcement and completion of the transactions contemplated by the Agreement.

3.19 Employees and Employee Benefit Plans:

      (a) List of Employees and Plans. Set forth in Schedule 3.19 attached hereto and made a part hereof is an accurate and complete list of all employees, their length of service, employees compensation and employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by the Company (including, for this purpose and for the purpose of all of the representations in this Section 3.19, all employers (whether or not incorporated) which by reason of common control are treated together with the Company and/or the Shareholders as a single employer within the meaning of Section 414 of the Code).

      (b) Other Plans. The Company does not presently maintain any employee benefit plans or any other pension, welfare or retirement benefit plans, except as set forth on Schedule 3.19.

      (c) Employee Benefit Plans. No "reportable event" (as such term is defined in Section 4043(b) of ERISA) or "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code would be assessable) has occurred with respect to the Employee Benefit Plans. The Company has complied with all terms and conditions of, and has no liabilities or obligations under the Employee Benefit Plans except as shown in the 20/20 Financial Statements and accompanying footnotes. All Employee Benefit Plans has been maintained in full compliance with all laws, including, without limitation, ERISA and the Code, of all governmental authorities, and all notices, reports and other filings required to be delivered or filed under applicable laws with respect to the Employee Benefit Plans. None of the Employee benefit Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA.

3.20 Environmental Laws and Regulations. The Company has heretofore made available to TLC any and all information relating to the following items: (a) the nature and quantities of any hazardous substances (as defined below) generated, transported or disposed of by the Company since its inception, together with a description of the location of each such activity, and (b) a summary of the nature and quantities of any hazardous substances that have been disposed of or found at any site or facility owned or operated presently or at any previous time by the Company. The Company's existing and prior uses of the real property owned and leased by it comply and have at all times during the Company's occupancy complied with, and the Company is not in violation of, and has not violated, in connection with the ownership, lease, occupancy, use, maintenance, or operation of the property or the conduct of its business, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses or permits relating in any way to the protection of the environment, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Toxic Substances Control Act, any analogous state laws, and any amendments or extensions of the foregoing and the regulations promulgated thereunder (collectively, the "Environmental Laws"). The Company has not received any notice of any work, repairs, construction or capital expenditures required by the Environmental Laws with respect to any of its properties or its business. Neither the Company nor the Insiders have received notice that any, of the Company's leased or owned properties is contaminated by or contains any hazardous substance except as set forth on
Schedule 3.20. No claim, action, suit or proceeding is pending or, to the Company's or Insiders's knowledge, threatened against the Company, before any court or other governmental authority or arbitration tribunal, relating to hazardous substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting the Company or its assets with respect to the same. To the knowledge of the Company or Insiders, there has never been, and there is not presently occurring, any release or disposal by the Company of any hazardous substance on or from any of the Company's leased or owned properties in violation of any Environmental Laws. The Company has not received any notice from any government agency or private or public entity advising it that it is responsible for response costs with respect to a release, a threatened release or clean up of chemicals produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, including, but not limited to, hazardous substances, and has not received any information requests under CERCLA from any government agency. Neither the Company nor Insiders have received any notice of a violation of any Environmental Laws in connection with the ownership, use, maintenance, or operation of any of the Company's leased or owned real properties by the owner thereof or any other person except as disclosed on Schedule 3.20. Except as disclosed in Schedule 3.20, to the best knowledge of the Company and the Insiders, there are no facts or circumstances which the Company reasonably expects could form the basis for the assertion of any Claim (as defined below) against the Company relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under the Environmental Laws, which the Company believes might have a material adverse effect on the business, results of operations, financial condition or prospects of the Company taken as a whole.

As used herein, "hazardous substances(s)" include any pollutants, contaminants, dangerous substances, toxic substances, solid waste, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to RCRA or CERCLA, or any other federal, state or local environmental law, ordinance, rule or regulation, except that, for purposes of this Agreement, "petroleum" (including crude oil or any faction thereof) shall be deemed a "hazardous substance." "Release" and "disposal" shall have the same meanings as defined in CERCLA and RCRA. "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, attorneys' fees, and any other expenses incurred, assessed or sustained by or against the Company or any of its subsidiaries. See Section 9.2 hereof for additional obligations of the Company and Insiders with respect to environmental matters.

3.21 Interests in Competitors, Suppliers, Etc. As of the Closing Date, neither the Insiders nor any persons holding the position of officer or director or any similar position of the Company owns or possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is engaged in the same or similar business as the Company, or is a competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, not in excess of 5% of any class of such securities, shall not be deemed to be a financial interest for purposes of this Section 3.21 or in Section 3.22.

3.22 Bank Accounts, Powers of Attorney and Related Party Contracts. Set forth in
Schedule 3.22 attached hereto and made a part hereof is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box, the names of all persons authorized to draw thereon or to have access thereto and the current balances maintained in all such accounts, (b) the names of all persons, if any, holding powers of attorney, authorized to draw thereon or have access thereto from the Company and a summary statement of the terms thereof, and (c) copies of contracts of Company with any individual or other entity in which any shareholder of the Company has a financial interest.

3.23 No Changes Prior to Closing Date. During the period from the 20/20 Financial Statement Date through and including the Closing Date, except as expressly provided for and stated in this Agreement or as set forth in any Exhibit or Schedule hereto, the Company will not have, without the express written consent of TLC, (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind except in the ordinary course of business and except for purchase money financing to acquire equipment, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor in excess of $25,000.00 (U.S.), except in the ordinary course of business, (v) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (vi) made any bonus payments or profit sharing distributions or payments of any like kind to the employees, shareholders, officers or directors of the Company except in the ordinary course of business, (vii) increased its indebtedness for borrowed money, except current borrowings from TLC, or made any loan to any employee, person or entity, (viii) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company and its subsidiaries, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration to any executive employee or other employee, except in the ordinary course of business, (x) cancelled or waived any claims or rights of substantial value, (xi) made any change in any method of business accounting, except in the usual and ordinary manner and in the ordinary course of its business, (xii) changed the ownership of the shares of the Company's common stock or its capital structure (whether by the issuance or redemption of shares or by granting of options) in contemplation of effecting the Exchange, (xiii) retired, purchased, redeemed or reacquired any shares of its common stock, (xiv) paid any management fees, rent, compensation or other similar fees or expenses to a Shareholder or Insider or any affiliate of a Shareholder or Insider in an amount inconsistent with past practices (except as disclosed and provided for in contracts that are part of the Exhibits), or (xv) agreed, whether or not in writing, to do any of the foregoing.

3.24 Disclosure. No representation, warranty or covenant in Article III of this Agreement, the financial statements referred to in Section 3.4 above, or any attached Schedule, Exhibit or certificate delivered pursuant to the terms hereof, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company or Insiders which materially and adversely affects the business, prospects or financial condition of the Company, its properties or assets, which has not been disclosed and set forth in this Agreement. The Company has disclosed to TLC the matters set forth in Schedule 3.24.

3.25 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of an Insider or the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

3.26 Agreements, Judgments and Decrees Affecting Insiders. The Insiders represent and warrant to TLC that they are not subject to any agreement, judgment or decree adversely affecting their ability to provide services to the Company to enter into this Agreement; or, to consummate the transactions contemplated herein.

3.27 Copies of Documents. The Company and Insiders have caused to be made available for inspection and copying by TLC, true, complete and correct copies of all documents referred to in this Agreement or in any Schedule attached hereto and made a part hereof. To the best of their knowledge, information and belief, the Company and Insiders warrant and represent that they have given TLC access to all information relating to the Company's capital structure, its business operations and all additional information which TLC has requested.

3.28 Subsidiaries. Except for the Subsidiaries and except as set forth in
Schedule 3.28, 20/20 does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, limited liability company or other entity to have any direct or indirect equity or ownership interest in any business other than the business conducted by the Company. With respect to each Subsidiary and except as set forth in
Schedule 3.28: (a) 20/20 owns directly or indirectly all of such Subsidiary's outstanding equity ownership (b) all such outstanding equity ownership is duly and validly issued; (c) there are no outstanding options, warrants, rights, contracts, commitments, understandings, or arrangements by which the Subsidiary is bound to issue any additional shares of its equity ownership or any security convertible thereunto or exercisable or exchangeable therefor; (d) the Subsidiary is qualified or licensed to do business in the jurisdictions identified in Schedule 3.28, which are all of the jurisdictions in which the character of its properties or the nature of its business makes such qualification or licensing necessary (except for such jurisdictions in which the failure to so qualify or be licensed could not have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of such Subsidiary; and (e) complete correct copies of each Subsidiary's limited partnership agreement or limited liability company operating agreement, as the case may be, as amended to date and as now in effect have been delivered to TLC.

                                   ARTICLE IV

                REPRESENTATIONS, WARRANTIES AND COVENANTS OF TLC

4.0 Representations, Warranties and Covenants of TLC. TLC represents, warrants and covenants as follows:

4.1 Existence and Good Standing. TLC is a corporation duly organized and validly subsisting under the laws of the Province of Ontario and is a reporting issuer not in default under the Securities Act (Ontario).

4.2 Corporate Authority and Authorization. TLC has the corporate power and authority to own its property and to carry on its business as now being conducted and to make, execute, deliver and perform this Agreement. This Agreement has been duly authorized and approved by all required corporate action of TLC (including approval by its Board of Directors), and this Agreement is a valid and binding obligation of TLC enforceable against TLC in accordance with the terms of this Agreement.

4.3 Existence; Good Standing; Corporate Authority and Authorization. TLC is qualified to do business in all jurisdictions in which the character or location of the properties owned or leased by TLC or the nature of the business conducted by TLC makes such qualification necessary. TLC has the power to own its property and to carry on its business as now being conducted. TLC has the full power and authority to enter into and perform this Agreement and consummate the Exchange. Compliance with the terms and conditions hereof will not (i) violate or conflict with any provision of the articles of incorporation or bylaws of TLC or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restrictions of any government, governmental agency or court to which TLC is subject, or (ii) result in the breach or termination of any provision of, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or constitute a breach or default under any note, bond, indenture, lease, agreement or other instrument or obligation to which TLC is a party or by which any of the properties or assets of TLC may be subject, bound or affected. Except for the approval of The Toronto Stock Exchange referred to in Section 7.7, no authorization, consent or approval of any public body or authority is necessary to the validity of the transactions contemplated by this Agreement. Except for the approval of The Toronto Stock Exchange referred to in Section 7.7., all necessary approvals of the parties under any contracts, commitments or understandings to which TLC is a party or any other person required to permit the consummation on the part of TLC of the transactions contemplated in this Agreement have been or will be obtained by TLC on or before the Closing Date. TLC is not otherwise a party to any contract or subject to any other legal restriction that would prevent or restrict complete fulfilment by TLC of all of the terms and conditions of this Agreement or compliance with any of the obligations under it.

4.4 Capital Stock. TLC has an authorized capitalization consisting of an unlimited number of shares designated as common shares, no par value per share, of which 20,747,026 shares have been issued and are outstanding (the "TLC Stock"). All such shares have been duly authorized; are validly issued; and, are fully paid and non-assessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of TLC other than as set out in the Prospectus or granted in the ordinary course. The shares of TLC to be issued to the Shareholders and the Insiders on the Closing Date will be duly authorized, validly issued and fully paid and non-assessable.

4.5 Financial Statements and No Material Changes. TLC has furnished the Insiders and the Company with the Consolidated Financial Statements of TLC for the fiscal periods ended May 31, 1995 and May 31, 1996 (the "Consolidated Financial Statements of TLC") and the interim period ended August 31, 1996 (pro-forma to reflect the offering described in the Prospectus) and as updated to September 14, 1996 in the Prospectus and the related consolidated statements of income, shareholder's equity and changes in financial position for the periods then ended. The Consolidated Financial Statements of TLC have been audited, but not the interim consolidated financial statements which have been prepared by TLC. The interim consolidated balance sheet and related statement of income of TLC as at August 31, 1996 are hereinafter collectively referred to as the "Interim Consolidated Financial Statements of TLC". All such financial statements have been prepared in accordance with generally accepted accounting principles consistently followed according to past practice throughout the periods indicated. The Interim Consolidated Financial Statements of TLC fairly presents the financial position of TLC at the date thereof and, except as indicated therein, reflects all claims against and all debts and liabilities of TLC, fixed or contingent, as at the date thereof, and the related statement of income, shareholder's equity and changes in financial position fairly present the results of the operations of the TLC and the changes in the financial position for the periods indicated.

4.6 Title to Properties; Encumbrances. Except as set forth in the Prospectus and except for properties and assets reflected in the Interim Consolidated Financial Statements of TLC or acquired since the date of the Consolidated Financial Statements of TLC or which have been sold or otherwise disposed of in the ordinary course of business, TLC and its subsidiaries have good, valid and merchantable title to (a) all their properties and assets (personal, tangible and intangible), including, without limitation, all the properties and assets reflected in the Consolidated Financial Statements of TLC, except as indicated in the notes thereto, and (b) all the properties and assets purchased by TLC since August 31, 1996; in each case, each such property is subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the Interim Consolidated Financial Statements, (ii) purchase money security interests; (iii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, or otherwise impair the marketability of the title or affect the use of such property by TLC in the operation of its business and (iv) liens for current taxes, assessments or governmental charges or levies on property not yet due and not delinquent.

4.7 Restrictive Documents. Except as set forth in Schedule 4.7, TLC is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which materially adversely affects the business practices, operations or condition of TLC and its subsidiaries or any of their assets or property, or which would prevent consummation of the transactions contemplated by this Agreement or the continued operation of

TLC's and its subsidiaries' business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of TLC and its subsidiaries to acquire any property or conduct business in any area.

4.8 Litigation. Except as set forth in Schedule 4.8 attached hereto and made a part hereof, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of TLC any investigation by) any governmental or other instrumentality or agency, pending, or to the best knowledge, information and belief of TLC, threatened, against or affecting TLC and its subsidiaries or any of their properties or rights which could materially and adversely affect the right or ability of TLC and its subsidiaries to carry on their businesses as now conducted, or which could materially and adversely affect the condition, whether financial or otherwise, or properties of TLC and its subsidiaries; and TLC does not know of any valid basis for any such action, proceeding or investigation. Neither TLC nor its subsidiaries are subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse effect on any of their operations, business practices or on their ability to acquire any property or conduct business in any area.

4.9 Taxes. TLC has filed, will file or has caused to be filed, within the times and within the manner prescribed by law, all federal, provincial/state, local and foreign income tax returns and all other tax reports and returns which are required to be filed by, or with respect to, TLC and its subsidiaries. Such returns and reports reflect accurately all required and appropriate liability for taxes of TLC and its subsidiaries for the periods covered thereby. All federal, national, provincial/state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, TLC and its subsidiaries have been fully paid or adequately disclosed and fully provided for in the books and financial statements of TLC and its subsidiaries, including the Interim Consolidated Financial Statements, and will be accrued fully through the Closing Date. All federal, national, provincial/state, local, state and foreign income tax liabilities of TLC and its subsidiaries have been finally determined and paid by TLC and its subsidiaries for all fiscal years to and including the fiscal year ended May 31, 1996. No examination, audit or inquiry of any tax return, national, provincial/state, state or otherwise, of TLC and its subsidiaries is currently in progress and neither TLC nor its subsidiaries have received notice of intent to commence any inquiry, audit or examination of any such tax return from any taxing authority. Except as provided herein, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of TLC and its subsidiaries.

4.10 Liabilities. Neither TLC nor its subsidiaries have any material outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Interim Consolidated Financial Statements and other than liabilities incurred subsequent to the date of the Interim Consolidated Financial Statements in the ordinary course of business not involving borrowings by TLC and its subsidiaries or as may have been disclosed and consented to by TLC. TLC does not know of any default in respect to the terms or conditions of any indebtedness for which it may be obligated on, whether directly, indirectly or as endorser. TLC represents and warrant that, to the best of its knowledge and belief, the holders and payees of any and all such liabilities, material or otherwise, will not accelerate or demand payment from TLC and its subsidiaries of any such liabilities as a result of the consummation of the transactions herein described.

4.11 Compliance with Laws. TLC and its subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees of each and every jurisdiction in which TLC and its subsidiaries are doing business, including applicable Canadian and Federal and State laws and regulations, the violation of which would have a material adverse effect on TLC and its subsidiaries. TLC has made all required filings necessary with the Toronto Stock Exchange.

4.12 No Changes to Capital Structure Prior to Closing Date. During the period from the date of the Prospectus through and including the Closing Date, TLC will not have, without the express written consent of the Company (i) declared or paid any cash or stock dividend, (ii) changed its capital structure by redemption, stock split, merger, reorganization or consolidation except for the issuance of shares in the ordinary course of business and except for the over-allotment described in the Prospectus and issuances for acquisitions in the ordinary course of business, (iii) entered into any transaction that requires the approval of its shareholders, or (iv) agreed, whether or not in writing to do any of the foregoing.

4.13 Disclosure. No representation, warranty or covenant in Article IV of this Agreement, the financial statements referred to in Section 4.5 above, or any attached Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of TLC and its subsidiaries, or by any of TLC's or any of its subsidiaries' directors or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to TLC which materially and adversely affects the business, prospects or financial condition of TLC, its properties or assets, which has not been disclosed and set forth in this Agreement.

4.14 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of TLC is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

                                    ARTICLE V
                              SHAREHOLDER APPROVAL

5.0 TLC acknowledges that Shareholders and Insiders holding in the aggregate at least 80% of the Company Shares must accept TLC's offer for the Exchange. The Insiders agree that concurrent with the execution of this Agreement, they will tender to TLC their Shares in accordance with the terms of the Exchange, and will execute and deliver a letter of transmittal substantially in the form attached hereto as Exhibit 7free from all liens, charges, encumbrance, restrictions and claims of every kind whatsoever to be held by TLC pending the Closing. In the event that TLC does not receive tenders in excess of the Threshold from the Shareholders and Insiders, TLC, the Insiders and the Company acknowledge and agree that each of TLC, the Company and the Insiders have the right to terminate the Exchange contemplated herein, in which case TLC shall return to the Insiders all of their respective Company Shares. The Insiders hereby covenant and agree that after their Company Shares have been tendered to TLC, they will recommend to the Shareholders that they tender their respective Company Shares pursuant to the terms of the Exchange, and that they will not do anything, directly or indirectly, to influence the Shareholders not to tender their Shares pursuant to the Exchange.

                                   ARTICLE VI

                               CONDUCT OF BUSINESS

6.0 Conduct of Business of the Company. The Company and Insiders represent, warrant and agree that during the period from the 20/20 Financial Statement Date to the Closing Date, the Company shall have, and Insiders shall have caused the Company to have, conducted its business operations according to the ordinary and usual course of business and to have used its best efforts to preserve intact its business organization, kept available the services of its officers and employees, and maintained satisfactory relationships with vendors, licensor, suppliers, distributors, clients and others having business relationships with the Company. Notwithstanding such agreements, pending the Closing Date and except as may be first approved by TLC or as is otherwise permitted or required by this Agreement, the Company and Insiders will cause (a) the Company's articles of incorporation and bylaws to be maintained in their form as of the date of this Agreement, (b) the Company to refrain from entering into any contract or commitment except contracts in the ordinary course of business (c) the Company to refrain from making any change affecting any bank, safe deposit or power of attorney arrangements of the Company, and (d) the Company to refrain from taking any action referred to in Section 3.23 that would make such statements untrue during the period from the 20/20 Financial Statement Date to the Closing Date. The Company shall, and the Insiders shall cause the Company to, confer on a regular and frequent basis with Ronald J. Kelly or Anthony F. Rzepka to report material operational matters relative to ongoing business operations of the Company. The Company shall, and Insiders shall cause the Company to, notify TLC of any emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings (to include lawsuits, arbitration or mediation), budget meetings or submissions involving any material property of the Company, and to keep TLC fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

6.1 Exclusive Dealing. Through the Closing Date, neither the Company nor the Insiders shall have taken, and Insiders shall have caused the Company to refrain from taking, any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than TLC, concerning any sale of substantial assets, purchase of stock, merger or similar transaction involving the Company, its capital stock and the business or assets of the Company.

6.2 Review of the Company. TLC may, prior to the Closing Date, through its representatives, review the properties, books and records of the Company and its financial and legal condition as they deem necessary or advisable to familiarize themselves with such properties and other matters; such review shall not, however, modify, extinguish or otherwise affect TLC's ability to rely upon any of the representations and warranties made by the Company or Insiders hereunder. Insiders shall cause the Company to permit TLC and its representatives to have, after the date of execution hereof, full access to the premises and to all the books and records of the Company and to cause the officers of the Company to furnish TLC with such financial and operating data and other information with respect to the business and properties of the Company as TLC shall from time to time reasonably request. In the event of termination of this Agreement, TLC shall return to the Company and Insiders and keep confidential any material information obtained from the Company or Insiders concerning the Company and its properties, operations and business (unless such information is readily ascertainable from public or published information or trade sources) or the same ceases to be material (or becomes so ascertainable), shall not use any of such information to compete with the Company, either directly or indirectly, and shall return to the Company all copies of any schedules, statements, documents or other written information obtained in connection herewith.

6.3 Fulfilment of Agreement. The Company and the Insiders shall deliver or cause to be delivered on the Closing Date, and thereafter at such other times and places as shall be reasonably agreed upon, such additional instruments as TLC may reasonably request for the purpose of consummating and carrying out this Agreement and its terms, conditions and requirements.

6.4 Best Efforts. The Company and the Insiders shall use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under this Agreement, applicable laws and regulations to enable, consummate, make effective and evidence the transactions contemplated hereby.

6.5 Insiders Release. The Insiders hereby release, remise and forever discharge the Company, and their officers, agents, representatives, directors, employees and insurers, and their respective successors and assigns, and each of them (hereinafter individually and collectively referred to as the "Releases") of and from any and all liabilities, claims, demands, of every nature, character or description, now accrued or which may hereafter accrue, without limitation of law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrence known or unknown, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of this Release (the "Released Claims"). Each of the Insiders represents and warrants that no claim released herein has been assigned, expressly, impliedly or by operation of law, and that all claims of each of the Shareholders and Insiders released herein are owned by them, and they have the sole authority to release them. Each of the Insiders agrees that he/she shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action or proceeding, judicial, administrative or otherwise, or otherwise attempting to collect or enforce any Released Claims which are released and discharged herein.

                                   ARTICLE VII

                                COVENANTS OF TLC

7.0 Advance of $1.5 Million U.S. to 20/20 TLC shall advance the sum of U. S. $1.5 million (the "Advance") when (i) this Agreement is signed, (ii) the respective Boards of Directors of TLC and 20/20 approve the transactions contemplated herein, (iii) Shareholders holding at least the Threshold amount of Company Shares indicate in writing that they have agreed to accept the tender offer being made by TLC pursuant to this Agreement, and (iv) the Company executes and delivers the amended loan documents in the form attached hereto as
Exhibit 9, and (iv) the Insiders and U.S.A. Medical Resources deliver all Company Shares owned or controlled by each of them pursuant to Section 8.13 The Advance shall be based upon the same terms and conditions as the Interim Financing more particularly described in paragraph 13 of that certain Letter Agreement dated October 4, 1996 between 20/20 and TLC (the "Letter of Intent"), provided however that the Interim Financing and Advance shall have a maturity date of one (1) year from the date that TLC makes its election or is deemed to have made its election pursuant to Section 13.12 of the Letter of Intent. The loan documents for the Interim Financing shall be in the form of Exhibit 9 attached hereto.

7.1 Stock Options. The persons listed on Schedule 7.1 (the "Optionees") currently have outstanding options to purchase Company Shares in the respective amounts set forth in Schedule 7.1. (the "Company Stock Options"). The Company agrees that, except as set forth below, all of such Company Stock Options shall be either exercised (and included in the offer for the Exchange) or settled out and terminated at Closing, unless TLC reasonably agrees to other arrangements. The Company may issue some shares for little or no compensation in order to settle out outstanding Company Stock Options, so long as the shares issued does not cause the outstanding Company Shares to exceed the total cap of Company Shares to be purchase pursuant to Section 8.14 hereof. In addition, with respect to the outstanding qualified incentive stock options held by Elizabeth Karmin, Greg Cofoid, Corinne Denlinger, and Eric Hatch, as described in Schedule 7.1 and with respect to the outstanding nonqualified stock options held by Mark Speaker, M.D., J. James Thimons, O.D., and Eric Donnenfeld, M.D., as described in
Schedule 7.1, TLC agrees to work with the Company to make arrangements so that the economic benefit and favorable tax treatment that such optionees are currently entitled to will be preserved to the greatest extent possible without material detriment to the Company or TLC.

7.2 Governmental Filings; Compliance with Laws. TLC has made, or will make prior to Closing, all necessary filings required under the Hart Scott Rodino Act. In addition, the tender offer to be made by TLC to the Shareholders pursuant to this Agreement shall be conducted in compliance with all applicable laws, rules and regulations.

                                  ARTICLE VIII

                        CONDITIONS TO OBLIGATIONS OF TLC

8.0 Conditions to Obligations of TLC. The obligation of TLC to consummate the Exchange and other transactions described herein on the Closing Date is subject to satisfaction of the following conditions.

8.1 Opinions of the Insiders's Counsel; Certificate of Shareholders. Insiders The Company shall have furnished TLC with a favourable opinion, (i) of Proskauer, Rose respecting Company compliance with all relevant health law statutes substantially as set out in Exhibit 1 in form and substance satisfactory to TLC and its counsel, and (ii) a favourable opinion dated the Closing Date, of Shaw, Pittman, Potts & Trowbridge in form and substance satisfactory to TLC and its counsel.

8.2 Good Standing. Insiders shall have delivered to TLC (a) copies of the Company's articles of incorporation and/or organization, including all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, (b) certificates from the Secretary of State or other appropriate official of the respective jurisdictions of incorporation and/or organization to the effect that the Company is in good standing, (c) copies of the operating agreements of the Subsidiaries certified by the appropriate officers of the Company.

8.3 No Material Adverse Change. From the date of this Agreement to the Closing Date, there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of the Company, and the Company and Insiders shall have delivered to TLC a certificate, dated the Closing Date, to such effect. The parties acknowledge that the Company is currently operating on a negative cash flow basis and that based upon the Company's projected revenues, it will continue having negative cash flow between the date of this Agreement and the Closing.

8.4 Truth of Representations and Warranties. The representations and warranties of the Company and Insiders contained in this Agreement or in any Exhibit or Schedule delivered pursuant thereto shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date) except (i) to the extent such representations and warranties are by their express provisions made as of a specified date and (ii) for the effect of transactions contemplated by the Agreement, and the Chief Executive Officer of the Company and Insiders shall have delivered to TLC on the Closing Date a certificate, dated the Closing Date, to such effect.

8.5 Performance of Agreements. Each and all of the agreements of the Company and Insiders to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and the Chief Executive Officer of the Company and Insiders shall not be in breach of any covenant in this Agreement and shall have delivered to TLC a certificate, dated the Closing Date, to such effect.

8.6 No Litigation Threatened. No action or proceeding shall have been instituted or, to the best knowledge, information and belief of the Company or Insiders shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby. The Chief Executive Officer of the Company and Insiders shall have delivered to TLC a certificate, dated the Closing Date, to such effect.

8.7 Approvals and Consents. All governmental and other consents, filings, and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained by TLC or the Company including, without limitation, the following to be obtained or completed by TLC:
(i) approval from the Toronto Stock Exchange relating to the listing of the TLC Shares issued to the Shareholders pursuant to the Exchange, and (ii) any filings required under the Hart Scott Rodino Act.

8.8 Intra-Company Debt. All indebtedness to the Company, other than travel and similar advances in the ordinary course of business, from Insiders or any directors, officers and employees of the Company shall have been repaid to the Company in full.

8.9 Insiders Employment Agreement. Elizabeth A. Karmin, Eric J. Hatch, Greg P. Cofoid, and Corinne Kuypers-Denlinger shall have executed and delivered an Employment Agreement with TLC on terms satisfactory to TLC, substantially in the form attached as Exhibit 5. The parties understand that the bracketed items are still to be finally agreed upon.

8.10 Resignations of Directors. TLC shall have received the resignations of all directors of the Company. The Employment Agreement for Gary Jonas shall be amended in accordance with previous discussions among the parties to the satisfaction of TLC.

8.11 Holdback Agreement. The Shareholders and Insiders shall have entered into a Holdback Agreement substantially in the form attached hereto as Exhibit 4.

8.12 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to TLC and its counsel, and to the Company and its counsel.

8.13 Delivery from Insiders. The Insiders and U.S.A. Medical Resources shall have irrevocably tendered and delivered all Company Shares owned or controlled by them to TLC in contemplation of the Exchange on the date of execution of this Agreement duly endorsed for transfer and such Shares are free from all liens, charges, encumbrances, restrictions and claims of every kind whatsoever.

8.14 Company Shares and Options. The total of Company Shares to be purchased hereunder and Company Options to be assumed pursuant to Section 7.1 hereof shall not exceed the equivalent of Twelve Million Five Hundred Thousand (12,500,000) Company Shares in the aggregate, except for the Company Options that are to be assumed by TLC pursuant to the last sentence of Section 7.1 hereof. Except for the Company Options to be assumed by TLC pursuant to the last sentence of
Section 7.1 hereof, all options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, or sale of any shares of the capital stock of the Company shall have been converted to Company Shares (subject to the cap set forth above) or shall have been cancelled or otherwise terminated.

8.15 Threshold. The Shareholders shall have tendered pursuant to the Exchange a sufficient number of Company Shares exceeding the Threshold.

8.16 Conditions for the Benefit of TLC. In case any covenant of Company or condition to be performed or complied with for the benefit of TLC at or prior to the Closing Date shall not have been performed or complied with at or prior to the Closing Date in any material respect, TLC may, without limiting any other right that TLC may have, at its sole option, either:

      (a) terminate this Agreement by notice to Company and the Insiders, and in such event TLC shall be released from all obligations hereunder; or

      (b) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if TLC terminates this Agreement pursuant to this Section and the term, covenant or condition for which TLC has terminated this Agreement was a breach of representation, warranty or covenant set forth in Articles III or VI hereof (unless such breach of representation, warranty or covenant was caused by circumstances that were reasonably beyond the control of the Company or the Insiders), the Company shall be liable to TLC for any losses, damages or expenses incurred by TLC as a result of such breach.

                                   ARTICLE IX

                  CONDITIONS TO OBLIGATIONS OF THE COMPANY AND
                                    INSIDERS

9.0 Conditions to Obligations of the Company and Insiders. The obligations of the Shareholders, the Insiders and the Company to consummate the Exchange and other transactions described herein on the Closing Date is subject to satisfaction of the following conditions:

9.1 Opinions of Counsel for TLC. TLC shall have furnished the Company with opinions, dated the Closing Date, of Tory Tory DesLauriers & Binnington and Arent Fox Kintner Plotkin

& Kahn substantially in the form set forth in Exhibit 3 hereto, including an opinion of tax counsel to the effect that the Exchange constitutes a tax-free exchange under Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

9.2 Truth of Representations and Warranties. The representations and warranties of TLC contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and TLC shall have delivered to the Company on the Closing Date a certificate, dated the Closing Date, to such effect.

9.3 Performance of Agreements. Each and all of the agreements of TLC to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and TLC shall have delivered to the Company a certificate, dated the Closing Date, to such effect.

9.4 Insiders Employment Agreement. TLC shall have executed and delivered employment agreements with Elizabeth A. Karmin, Eric J. Hatch, Greg P. Cofoid, and Corinne Kuypers-Denlinger subsntailly in the form attached as Exhibit 5.

9.5 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and the Insiders and their counsel.

9.6 Approvals and Consents. All governmental and other consents, filings, and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained by TLC or the Company including, without limitation, the following to be obtained or completed by TLC:
(i) approval from The Toronto Stock Exchange relating to the listing of the TLC Shares issued to the Shareholders pursuant to the Exchange, and (ii) any filings required under the Hart Scott Rodino Act.

9.7 Reaching Threshold. The Shareholders shall have tendered pursuant to the Exchange a sufficient number of Company Shares exceeding the Threshold.

9.8 TLC Advance. TLC shall have advanced a further U.S. $1.5 million to the Company pursuant to the terms of Article VII hereof.

9.9 Payment of Purchase Price. Each of the Shareholders who have tendered their Company Shares and the Insiders shall have received TLC Shares pursuant to the Exchange and the Purchase Price described in Section 2.1, subject to the terms and conditions of the Holdback Agreement.

9.10 Conditions for the Benefit of Company. In case any covenant of TLC or condition to be performed or complied with for the benefit of Company at or prior to the Closing Date shall not have been performed or complied with at or prior to the Closing Date in any material respect, the Company may, without limiting any other right that the Company may have, at its sole option, either:

      (a) terminate this Agreement by notice to TLC, and in such event Company shall be released from all obligations hereunder; or

      (b) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if Company terminates this Agreement pursuant to this Section and the term, covenant or condition for which Company has terminated this Agreement was one that TLC had covenanted to ensure has been performed or complied with, TLC shall be liable to the Company for any losses, damages or expenses incurred by the Company as a result of such breach.

9.11 Directors of TLC Following the Exchange. TLC shall have appointed one (1) representative director of the Shareholders to the board of TLC and three (3) representative directors to the board of TLC The Laser Center Inc. (Delaware).

9.12 Registration Rights Agreement. TLC shall have executed and delivered to the Company the Registration Rights Agreement substantially in the form attached hereto as Exhibit 8.

                                    ARTICLE X

                     SURVIVAL OF REPRESENTATIONS, INDEMNITY

10.0 Survival of Representations. The covenants of all parties in the Registration Rights Agreement attached hereto as Exhibit 8 and the Holdback Agreement attached hereto as Exhibit 4 shall survive the Exchange. The other representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing through the date 24 months after the Closing Date; provided, however, that representations and warranties in Section 3.12 relating to the tax year listed in the left-hand column below shall survive the Closing through December 31 of the year set forth below opposite such tax year:

      tax year ended December 31              survival date through September 30

            1996                                           2001
            1995                                           2000
            1994                                           1999
            1993                                           1998

The survival dates set forth in this Section shall be the last date on which any party may seek indemnification under Article X or any other remedy it may be entitled to with respect to any representations, warranty, covenant or agreement under this Agreement which survives until such date.

10.2 Indemnification.

      (a) From and after the Closing Date, the Shareholders, including the Insiders, shall indemnify, defend and hold harmless TLC and its officers, directors, employees and agents, against and from any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation, claim, action, suit, proceeding or demand) of any kind or character arising out of or in any manner incident, relating or attributable to (i) the failure of or inaccuracy in any representation or breach of warranty of the Company or Insiders contained in

            Article III or VI of this Agreement or any certifications delivered by the Company or the Insiders pursuant to Article VII hereof, (ii) any failure by Insiders or the Company to perform or observe any covenant or agreement to be performed or observed by either of them under this Agreement or under any certificates or other documents or agreements executed by either of them in connection with this Agreement, and (iii) with respect to the use of the Company's leased and owned real properties prior to the Closing Date, any claim asserted by any person, entity, agency, organization or body against TLC or the Company, as a result of the handling, generation, treatment, storage, disposal (including off-site disposal), transport, release, discharge, spill, or emission of any hazardous or toxic substances or wastes, solid wastes, pollutants or contaminants on, at or about any of the Company's leased or owned real properties, or the costs and expenses associated with cleaning up, removing, disposing of or otherwise eliminating any oil, toxic substance, hazardous substance, pollutant, solid waste, waste, or contaminant, therefrom, provided, however, that such obligation to indemnify under clauses (i) through (iii) above shall not arise unless and until the aggregate amount owed under such clauses exceeds the sum of $100,000, in which case TLC shall be entitled to indemnification for all amounts described in clauses (i) through
            (iii) above in excess of $100,000.00.

      (b) From and after the Closing Date, TLC agrees to indemnify, defend and hold harmless the Shareholders including Insiders against and from any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's an accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation, claim, action, suit, proceeding or demand) of any kind or character arising out of or in any manner incident, relating or attributable to (i) the inaccuracy in any representation or breach of warranty of TLC contained in this Agreement, in any Schedule or in any certificate, instrument or other document or agreement executed by TLC in connection with this Agreement or otherwise made or given in writing in connection with this Agreement, or (ii) any failure by TLC to perform or observe any covenant, agreement or condition to be performed or observed by them under this Agreement or under any certificates or other documents or agreements executed by either of them in connection with this Agreement; provided, however, that such obligation to indemnify shall not arise unless and until the aggregate amount owed under the foregoing exceeds the sum of $100,000 in which case the Shareholders and Insiders shall be entitled to indemnification for all amounts in excess of $100,000.

      (c) If TLC believes that a matter has occurred that entitles it to indemnification under Section 10.2 (a) or Shareholders believe that a matter has occurred that entitles them to indemnification under
            Section 10.2(b), TLC or the Shareholders, as the case may be (the "Indemnified Party"), shall give written notice to the party or parties against whom indemnification is sought (each of whom is referred to herein as an "Indemnifying Party") describing such matter in reasonable detail. The Indemnified Party shall be entitled to give such notice prior to the establishment of the amount of its losses, liabilities, costs or damages, and to supplement its claim from time to time thereafter by further notices as they are established. Each Indemnifying Party shall send a written response to such claim for indemnification within thirty (30) days after receipt of the claim stating its acceptance or objection to the indemnification claim, and explaining its position in respect thereto in reasonable detail. If such Indemnifying Party does not timely respond, it will be deemed to have accepted the Indemnified Party's indemnification claim as specified in the notice given by the Indemnified Party and the Indemnifying Party shall have been deemed to have waived any further rights to object to the subject matter of such notice either at law or in equity. If the Indemnifying Party gives a timely objection notice, then the parties will negotiate in good faith to attempt to resolve the dispute. Upon the expiration of an additional thirty (30) day period from the date of the objection notice or such longer period as to which the Indemnified and Indemnifying Parties may agree, any such dispute shall be submitted to arbitration in Bethesda, Maryland to a member of a "Big Six" accounting firm mutually appointed by the Indemnified and Indemnifying Parties (or, in the event the Indemnified and Indemnifying Parties cannot agree on a single such member, to a panel of three members of a "Big Six" accounting firm selected in accordance with the rules of such American Arbitration Association), who shall promptly arbitrate such dispute in accordance with the rules of such Association and report to the parties upon such disputed items, and such report shall be final, binding and conclusive on the parties. Judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from, and have paid by, the other party hereto to all fees and disbursements of such arbitrator or arbitrators and its reasonable attorney's fees, costs and expenses incurred in such arbitration.

      (d) If a third person asserts a claim against an Indemnified Party in connection with the matter involved in such claim, the Indemnified Party shall promptly (but in no event later than ten (10) days prior to the time at which an answer or other responsive pleading or notice with respect to the claim is required) notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, at its election, to pursue the defense or settlement of such claim by giving prompt notice to the Indemnified Party that it will do so, such election to be made and notice given in any event at least five (5) days prior to the time at which an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, the Indemnifying Party may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval, not to be unreasonably withheld), will be responsible for the expenses of such defense, and shall be bound by the results of its defense or settlement of the claim to the extent it produces damage or loss to the Indemnified Party. The Indemnifying Party shall not settle such claims without prior written notice to and consultation with the Indemnified Party, and no such settlement involving any injunction or other remedy that could have a material adverse effect on the Indemnified Party may be agreed to without its consent. As long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Indemnifying Party does not make such election, or having made such election does not proceed diligently to defend such claim prior to the time at which an answer or other responsive pleading or notice with respect thereto is required, or does not continue diligently to contest such claim, then the Indemnified Party may conduct the defense and proceed with such claim in its exclusive discretion, and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third party claims, and the defending party shall have reasonable access to records, information and personnel in control of the other party which are pertinent to the defense thereof.

      (e) The parties acknowledge and agree that this Article X requires that all disputed claims shall be submitted to arbitration in accordance with Section 10.2(c). The parties also acknowledge that recourse under this Article X shall be limited as set forth in the Holdback Agreement attached hereto as Exhibit 4.

      (f) In the event the Shareholders make a claim for indemnification pursuant to this Section 10.2, the Shareholders shall be entitled to collect any damages in the form of TLC Shares rather than cash, if necessary to protect the tax-free treatment of the Exchange under
            Section 368 (a)(1)(B) of the Code.

                                   ARTICLE XI

                                  MISCELLANEOUS

11.1 Knowledge of Insiders. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of Insiders, the Insiders hereby confirm that they have made such due and diligent inquiry as they deem necessary and appropriate as to the matters that are the subject of such representations and warranties. However, where a representation or warranty is qualified by reference to having received or not received "notice" of an event or matter, then no affirmative inquiry shall be required.

11.2 Professional Expenses. The Company (on behalf of itself), Insiders and TLC (on behalf of itself) shall each pay all of their own professional expenses relating to negotiating, drafting and closing the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisers and accountants.

11.3 Governing Law. The interpretation and construction of this Agreement and all matters relating hereto shall be governed by the laws of the State of Maryland.

11.4 Jurisdiction. Any judicial proceeding brought to enforce any arbitration judgment may be brought in the appropriate courts of Montgomery County, State of Maryland or the United States District Court District of Maryland, Southern Division and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for himself or itself the exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The prevailing party in any such action shall be entitled to an award of its attorney's fees, paralegal fees, costs and expenses incurred at the trial and appellate levels and in any proceedings in Bankruptcy Court.

11.5 Publicity. Except as otherwise required by law, or as may be mutually consented and agreed to, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of both TLC and the Company to the contents and the manner of presentation and publication thereof, provided, however, TLC shall have the right to make a public announcement of the execution of this Agreement and a disclosure of the basic terms and conditions of this Agreement if advised to do so by its legal counsel in connection with the reporting and disclosure obligations of TLC under applicable securities laws.

11.6 Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by express mail or by registered or certified mail, postage prepaid, addressed as follows:

      (i)   If to TLC:

                  206 Laird Drive
                  Suite 100
                  Toronto, Ontario
                  Canada M4G 3W4

                  Attention: Ronald J. Kelly

      (ii)  If to Company:

                  20/20 Laser Centers, Inc.
                  6701 Democracy Blvd, Suite 200
                  Bethesda, Maryland  20817

                  Attention: Gary F. Jonas, CEO

      (iv)  If to the Insiders:

                  c/o 20/20 Laser Centers, Inc.
                  6701 Democracy Blvd., Suite 200
                  Bethesda, Maryland  20817

                  Attention: Elizabeth A. Karmin, General Counsel

or such other address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent or mailed.

11.7 Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

11.9 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

11.10 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by TLC, Insiders and Company.

11.11 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

11.12 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

11.13 Best Efforts. All parties hereto agree to use their best efforts and all due diligence to fulfil all requirements of this Agreement and conditions to the Closing as soon as practicable.

11.14 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the

Company, TLC, the Insiders, and their respective successors, heirs and legal representatives, but neither this agreement nor any rights hereunder may be assigned by either party without the advanced written consent of the other party.

11.15 Time of the Essence. Time shall be of the essence of this Agreement.

[End of Page 44]

      IN WITNESS WHEREOF, each of the parties herein below stated has executed this Agreement as of the date and year first above written.

Attest:                         TLC THE LASER CENTER INC.


                                By:
-------------------------           ------------------------------
                                    Ronald J. Kelly
                                    Vice-President, Acquisitions


                                20/20 LASER CENTERS, INC.


                                By:
-------------------------           ------------------------------
                                    Gary Jonas
                                    Chief-Executive Officer

SIGNED, SEALED AND DELIVERED        )
      in the presence of            )
                                    )
                              )
------------------------------      ---------------------------------------
Witness                             )      Gary F. Jonas
                                    )
                              )
------------------------------      ---------------------------------------
Witness                             )      Charles Citrin, M.D.
                                    )
                              )
------------------------------      ---------------------------------------
Witness                             )      Warren Rustand
                                    )
                              )
------------------------------      ---------------------------------------
Witness                             )      Mark Speaker, M.D.

                              )
------------------------------      ---------------------------------------
Witness                             )      J. James Thimons, O.D.
                                    )
                              )
------------------------------      ---------------------------------------
Witness                             )      Michael Kane, CPA

                                    )
                              )
------------------------------      ---------------------------------------
Witness                             )      Michael Solomon, Esq.,
                                           individually and as Trustee of
                                           Goldstein Family Trust
                                    )
                              )
------------------------------      ---------------------------------------
Witness                             )     Elizabeth A. Karmin

                                    )
                              )
------------------------------      ---------------------------------------
Witness                             )      Eric J. Hatch

                                    )
                              )
------------------------------      ---------------------------------------
Witness                             )     Greg P. Cofoid

                                    )
                              )
------------------------------      ---------------------------------------
Witness                             )     Corinne Kuypers-Denlinger